Exhibit 99.1

FitLife Brands, Inc. and iSatori, Inc. Complete Merger

Omaha, NE, and Golden, CO—(October 2, 2015)—FitLife Brands, Inc. (OTCBB: FTLF) (“FitLife”) and iSatori, Inc. (QTCQB: IFIT) (“iSatori”) announced the completion of their merger pursuant to the agreement and plan of merger dated May 18, 2015,  and among FitLife, iSatori, and ISFL Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FitLife , pursuant to which iSatori merged with and into Merger Sub, with iSatori surviving as a wholly-owned subsidiary of FitLife. The combined entity will trade under the symbol OTCBB:FTLF.

“After months of diligent planning and preparation, it gives me great pleasure to announce the completion of this merger,” said John S. Wilson, CEO of FitLife Brands. “This merger will allow us to add to our experienced and talented team, build on our combined strengths, shared values and culture, while operating more efficiently for the benefit of all stakeholders.”

Stephen Adele, Chief Executive Officer and Founder of iSatori, commented:  "With the talent from both sides and the portfolio of world-class brands, we have the opportunity to create an industry leader that can deliver exciting opportunities and benefits for employees, licensors, customers, and suppliers. There is no question that with the broader offering of leading brands, strong brand support, the development of a better pipeline of innovative products, the combined company will strengthen its competitive position and ability to capitalize on revenue and profit growth opportunities over time.”

Board of Directors Named for New Company

FitLife also announced the members of its new Board of Directors. In addition to Messrs. Wilson and Adele, the seven-person board includes Michael Abrams, current director and Chief Financial Officer of FitLife, Lewis Jaffe and Grant Dawson, current independent FitLife directors, and Seth Yakatan and Todd Ordal, two former iSatori directors who will serve as additional independent FitLife directors.

The newly appointed Board members bring a wide variety of expertise, qualifications, attributes, and skills to the governance of the combined company.

Transaction Information

In accordance with the terms of the Merger Agreement, iSatori stockholders will receive .1732 shares of FitLife Brands, Inc. common stock in exchange for each share of iSatori, Inc. common stock. iSatori is now a wholly owned subsidiary of FitLife Brands, Inc. and will no longer be publicly traded. In total, approximately 2.34 million shares of FitLife Brands, Inc. common stock were issued to iSatori stockholders, representing approximately 21 percent of the approximately11 million total shares outstanding.

About FitLife Brands

FitLife Brands formulates innovative and proprietary nutritional supplements for health-conscious consumers. FitLife currently markets over 60 different dietary supplements to promote sports nutrition, improved performance, weight loss, and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska, and its common stock trades on the OTCBB under the symbol "FTLF."   For more information, please visit FitLife’s website at www.fitlifebrands.com.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and is a wholly-owned subsidiary of FitLife Brands, Inc. More information about the Company is available at www.isatori.com. iSatori continues to provide the solutions and tools weight trainers are searching for to help them build stronger, leaner, healthier bodies. From athlete appearances with CT Fletcher, Nick Wright, Jason “Big J” English, Humerus Fitness, Jerry Ward, and Siera Capesius, to inspirational and educational articles and videos in Real Solutions for Iron Warriors online magazine. iSatori thrives on true innovation and continues to launch new, research-supported supplements, including its category creator, patent-pending Bio-Gro™ bio-active peptides, Pre-Gro™, and Hyper-Gro®, which are now available in several new delicious flavors in retailers around the world.

Forward-Looking Statements

Certain statements in this communication, including any statements regarding FitLife Brands’ and iSatori’s future expectations, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. These statements are based on management’s current expectations and/or beliefs and assumptions that management considers reasonable, which assumptions may or may not prove correct.

Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the following: (i) the risk of disruptions to current plans and operations, increased operating costs, and the potential difficulties in maintaining customer, supplier, employee, operational, and strategic relationships as a result of the consummation of the Merger or otherwise; (ii) adverse results in any legal proceedings that may be instituted against iSatori, FitLife, their respective affiliates or others following consummation of the Merger; (iii) the risk that unexpected costs will be incurred in connection with the Merger; (iv) the risk that the projected value creation and efficiencies from the Merger will not be realized, or will not be realized within the anticipated time period; (v) FitLife’s ability to promptly, efficiently, and effectively integrate iSatori’s operations into those of the combined company; (vi) the lack of a public market for shares of FitLife’s common stock and the possibility that a market for such shares may not develop; (vi) working capital needs; (vii) continued compliance with government regulations; (viii) labor practices; (ix) the combined company’s ability to achieve increased market acceptance for its product and service offerings and penetrate new markets; and (xiv) the possibility that iSatori or FitLife may be adversely affected by other economic, business and/or competitive factors, including rapidly changing customer preferences and trends.

Additional information concerning these and other factors can be found in FitLife’s filings with the SEC, including FitLife’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in the Registration Statement on Form S-4 filed by FitLife in connection with the Merger. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. FitLifeis under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by applicable law.